SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Berkshire Hathaway Homestate Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1(b)(1)(ii)(F)

Berkshire Hathaway Consolidated Pension Plan Master Trust

Precision Castparts Corp. Master Trust